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Exhibit 12.1

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

December 31 (millions of dollars)	2017	2016(a)	2015(a)	2014(a)	2013(a)(b)

Earnings
Net income before adjustment for income from equity investees	139	166	160	153	154
Fixed charges	84	73	68	62	57
Distributed income (loss) of equity investees(c)	124	97	(102)	88	67
Non-controlling interests of subsidiaries that have not incurred fixed charges	–	–	–	(10)	(14)

Total Earnings	347	336	126	293	264
Fixed Charges
Interest expensed and capitalized	83	69	64	56	50
Amortization of other assets	1	4	4	6	7

Total Fixed Charges	84	73	68	62	57
Ratio of Earnings/Fixed Charges	4.13X	4.60X	1.85x	4.73x	4.63x
(a)
Recast information to consolidate PNGTS for all periods presented as a result of an additional 11.81 percent in PNGTS that was acquired from a subsidiary of TransCanada on June 1, 2017. Prior to this transaction, the Partnership owned a 49.9 percent interest in PNGTS that was acquired from TransCanada on January 1, 2016. Please read Note 2 – Significant Accounting Policies – Basis of Presentation section of the Notes to the Consolidated Financial Statements included in Part IV,Item 15. "Exhibits and Financial Statement Schedules".

(b)
Recast information to consolidate GTN and Bison for all periods presented as a result of additional 45 percent membership interests in each of GTN and Bison that were acquired from subsidiaries of TransCanada in 2013 resulting in a 70 percent ownership in each. Please read Note 2, Significant Accounting Policies- Basis of Presentation section of the Notes to the Consolidated Financial Statements included in Part IV,Item 15. "Exhibits and Financial Statement Schedules".

(c)
Distributed income of equity investees for 2015 includes $199 million impairment charge on our Investment in Great Lakes. Please read Note 5-Equity Investments, Notes to the Consolidated Financial Statements included in Part IV, Item 15. "Exhibits and Financial Statement Schedules".

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  Exhibit 12.1
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES